CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Pro Elite, Inc.

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form SB-2 of our report dated January 10, 2007, except for Notes 1, 5, 6, 9 and 11, as to which the date is February 14, 2007 on the financial statements of Pro Elite, Inc. as of October 31, 2006 and for the period from August 10, 2006 (date of inception) to October 31, 2006, which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Gumbiner Savett Inc.
Gumbiner Savett Inc.
Sana Monica, California

February 20, 2007